Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-179184) of Carbon Energy Corporation of our report dated March 31, 2018 relating to the financial statements for the fiscal year ended December 31, 2017, which appears in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

Denver, Colorado

March 28, 2019